EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces New Board Leadership and Director Departure

NORFOLK, Va., April 23, 2010 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (the "Company") (Nasdaq:CWBS) today announced that it will be formally separating the roles of Chairman and Chief Executive Officer into two positions. The Boards of Directors of the Company and its subsidiary Bank of the Commonwealth (the "Bank") appointed Richard J. Tavss to serve as chair of both Boards, replacing Edward J. Woodard, Jr., who has served as the chair of both Boards since 1988. Mr. Woodard will continue to serve as a member of both Boards as well as President and Chief Executive Officer of the Company and Bank, a position he has held with the Company since 1988 and with the Bank since 1973.

"This decision aligns the company with emerging trends in best practices for corporate governance of public companies and accountability to shareholders. It is a win for investors and a win for customers," Woodard said of the new structure. "The Company is joining the growing list of U.S. businesses that have determined that separating these positions is the best structure for senior leadership of publicly traded companies."

Mr. Tavss has been a director of the Company and Bank since 1988, and has recently served as the chairman of the Asset Reduction Committee and Capital Committee. He is also a member of the Company Board's Executive and Nominating Committees and the Bank Board's Investment, Trust, CRA and Regulatory Response Committees. He is the Senior Counsel of Tavss Fletcher, a Norfolk, Virginia-based law firm. Mr. Tavss has practiced law for over 46 years including representation of all types of businesses. He is also part owner and manager of several successful businesses.

The Company also announced that effective April 20, 2010, Raju V. Uppalapati has resigned as a member of the Boards of the Company and Bank to focus all of his time on his business activities, as they have become very demanding. Mr. Uppalapati will continue to serve as Chairman of the Bank's Eastern North Carolina Advisory Board.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth, which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, President and
           Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177
          Norfolk, Virginia 23501